Exhibit 16.1
Accountants and Business Advisors
August 26, 2005
U.S. Securities and Exchange
Commission Office of the Chief
Accountant 450 Fifth Street, NW
Washington, DC 20549
Dear Sir or Madam:
We have read Item 4.01 of Form 8-K of MDI, Inc. dated August 23, 2005, and agree with the statements concerning our Firm contained in the first, third, fourth and sixth paragraphs therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.
Very truly yours,
/s/ Grant Thornton LLP

1717 Main Street
Suite 500
Dallas, TX 75201
T 214.561.2300
F 214.561.2370
W www.grantthornton.com

Grant Thornton LLP
US member of Grant Thornton International